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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 7th day of May, 1997 by and between Brookdale Living Communities, Inc., a Delaware corporation ("Employer"), and Mark J. Iuppenlatz, an individual domiciled in the State of Illinois ("Executive").


                              W I T N E S S E T H
                              -------------------

     A. Employer is engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of senior and assisted living facilities throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the management and operation of Employer.

     C. Executive wishes to commit himself to serve Employer in the position set forth herein on the terms herein provided.

     D. The parties wish by this Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

     1.   Employment and Duties.  During the Employment Term (as defined in
Section 2 hereof), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as the Vice President - Development of Employer on the terms and conditions provided in this Agreement. Executive shall conduct, operate, manage and promote the business and business concept of Employer, and exercise such other powers and authority as are provided by the By-laws of Employer ("By-laws"). The Board of Directors of Employer (the "Board") or the Chief Executive Officer may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws as Vice President
- Development. Executive agrees to devote Executive's best efforts and substantially all of Executive's business time, attention, energy and skill to perform Executive's duties as Vice President - Development of Employer.

     2. Term. The initial term of this Agreement (the "Initial Term") shall commence on the date Employer's Registration Statement on Form S-1, as amended (No. 333-12259; the "Registration Statement") is declared effective (the "Effective Date") and expire on December 31, 1999 (the "Scheduled Termination Date"), provided, however, this Agreement shall automatically extend for one year terms following the Initial Term (each a "Renewal Term", together with the Initial Term, the "Employment Term"), unless either party shall give the other party prior to thirty (30) days
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before the end of the Initial Term or any Renewal Term, as applicable, written notice of its intention to terminate this Agreement.

     3. Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than One Hundred Thirty-Five Thousand Dollars ($135,000) ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis.

          (b) Bonus. (i) In addition to Base Compensation, Executive shall have the right to receive, and Employer agrees to distribute to Executive, performance bonus distributions (a "Performance Bonus Distribution") with respect to each facility developed by Employer or one of its affiliates with respect to which Executive had primary responsibility, structured as follows:

               (A) A Performance Bonus Distribution in the amount of $7,500 will be paid to Executive within thirty (30) days following the day on which a development site is put under contract and all required zoning approvals and/or municipal approvals (other than building permits) for the proposed development have been received;

               (B) A Performance Bonus Distribution in the amount of $7,500 will be paid to Executive within thirty (30) days following the day on which all required permits to commence the construction of the facility planned to be constructed on the development site have been received and the construction of such facility has commenced;

               (C) In the event the acquisition of the development site or the development or construction of the facility is financed, in whole or in part, with the proceeds of tax-exempt bonds, a Performance Bonus Distribution in the amount of $10,000 will be paid to Executive within thirty (30) days following the day on which tax-exempt bonds are issued and Employer (or an affiliate of Employer) has received a draw from the proceeds generated from the sale of such bonds (whether such bonds are issued prior to or after the acquisition of the site or prior to, during or after the commencement of construction of the facility);

               (D) In the event the acquisition of the development site or the development or construction of the facility is financed, in whole or in part, by the proceeds of tax increment financing ("TIF") bonds or other material municipal assistance (including TIF financing structured on a "pay as you go" basis), a Performance Bonus Distribution in an amount equal to the lower of (A) $10,000 or (B) three percent (3%) of the present value of the economic benefit to Employer of such TIF financing or municipal assistance will be paid to Executive within thirty (30) days following the day on which the TIF bonds are issued or the other municipal assistance approved and

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Employer (or an affiliate of Employer) has received a draw from the proceeds of the TIF bonds or has received all or a significant portion of the municipal assistance; and

               (E) A Performance Bonus Distribution in the amount of $10,000 will be paid to Executive within thirty (30) days following the day on which a Certificate of Occupancy is received for or with respect to the entire facility.

Executive acknowledges that Executive is entitled to Performance Bonus Distributions only with respect to development sites and the development of facilities for which Executive has primary responsibilities and will not be entitled to a Performance Bonus Distribution with respect to any other development projects undertaken by Employer.

          (ii) Upon and in connection with the initial public offering of stock of Employer, Employer shall pay Executive in cash a one-time special bonus of Twelve Thousand Five Hundred Dollars ($12,500).

          (c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive's eligible dependents shall have the right to participate in any retirement, pension, insurance, health, dental or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for Executive's participation in (i) a nonqualified deferred compensation plan or
(ii) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified under the Code at Employer's option.

          (d) Expenses. Executive shall be reimbursed, subject to Employer's receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies and procedures apply to senior executives of Employer, as such policies and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of Executive's duties hereunder.

          (e) Vacations. During the Employment Term, Executive shall be entitled to two (2) weeks paid vacation in accordance with Employer's practices, as such practices may be amended or modified from time to time by Employer.

     4. Stock Options. Employer has established a stock incentive plan (the "Stock Incentive Plan") that will become effective prior to the completion of the initial public offering of shares of common stock of Employer (the "Common Stock") contemplated by the Registration Statement. The Stock Incentive Plan initially provides, among other things, for the issuance from time to time to certain officers, directors and other employees of Employer of up to 830,000 stock options

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("Options").  On the Effective Date,  Employer shall grant to Executive 25,000
Options that will have such terms and conditions as are set forth in the Stock Incentive Plan and the Stock Option Agreement to be entered into between Employer and Executive.

     5.   Termination and Termination Benefits.  (a)  Termination by Employer.
(i) Without Cause. Employer may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' prior written notice to Executive following notice of termination. In connection with the termination of Executive's employment pursuant to this
Section 5(a)(i), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, (B) be paid any Performance Bonus Distribution to which Executive becomes entitled as a result of the occurrence of any of the events specified in
Section 3(b)(i)(A) through (E) hereof prior to or within forty-five (45) days after the date of such termination and (C) receive the Termination Compensation specified in Section 5(d) hereof. For purposes of this Agreement, in the event Employer defaults in its obligation under Section 9 hereof and, as a consequence thereof, Executive's employment with Employer (or Employer's successor or assign) is terminated, such termination shall be deemed to be a termination under this Section 5(a)(i).

               (ii) With Cause. Employer may terminate this Agreement with cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive's duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive's employment pursuant to this
Section 5(a)(ii), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, and (B) be paid any Performance Bonus Distribution to which Executive becomes entitled as a result of the occurrence of any of the events specified in Section 3(b)(i)(A) through (E) hereof prior to the date of such termination. For purposes of this Section 5(a)(ii), "cause" shall mean (A) a finding by the Chief Executive Officer of Employer or the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (B) Executive's conviction of (or pleading nolo contendere to) a felony, (C) Executive's failure to perform (which shall not include inability to perform due to disability) in any material respects Executive's material duties under this Agreement, (D) the breach by Executive of any of Executive's material obligations hereunder (other than those covered by clause (C) above) and the failure of Executive to cure such breach within ten (10) days after receipt by Executive of a written notice of Employer specifying in reasonable detail the nature of the breach (provided, however, if, based on the nature of the breach, such breach cannot reasonably and with diligence be cured within such ten (10) day period, Executive shall have an additional period, not to exceed thirty (30) days, to cure such breach if (1) Executive has commenced curing such breach within the initial ten (10) day period and continuously and diligently pursues such cure and (2) in the reasonable judgment of Employer, the granting to Executive of an additional period to cure such breach will not have an adverse effect on the business or operations of Employer or any of Employer's facilities or developments), (E) Executive's sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state

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securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive's duties and exercise Executive's responsibilities hereunder in a satisfactory manner), or (F) Executive's willful breach of any material written policies or procedures of Employer.

               (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required by this Agreement, Employer may terminate this Agreement upon thirty (30) days' written notice to Executive. In such event, Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Section 3(c) hereof (or the after-tax cash equivalent), up to the effective date of such termination and be entitled to the benefits set forth in Sections 3(d) and 3(e) hereof up to the date of such disability, and (B) be paid any Performance Bonus Distribution to which Executive becomes entitled as a result of the occurrence of any of the events specified in Section 3(b)(i) (A) through
(E) hereof prior to the date of such disability. This Section 5(a)(iii) shall not limit the entitlement of Executive, Executive's estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit. For purposes of this Agreement, the "date of disability" shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

          (b) Termination by Executive Without Good Reason. Executive may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' written notice to Employer, during which period Executive shall continue to perform Executive's duties under this Agreement if Employer so elects. In connection with the termination of Executive's employment pursuant to this Section 5(b), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, and (B) be paid any Performance Bonus Distribution to which Executive becomes entitled as a result of the occurrence of any of the events specified in Section 3(b)(i)(A) through (E) hereof prior to the date of such termination.

          (c) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In such event, Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof, up to the date of such death, and (B) be paid any Performance Bonus Distribution to which Executive becomes entitled as a result of the occurrence of any of the events specified in
Section 3(b)(i) through (v) hereof prior to the date of such death. This Section 5(c) shall not limit the entitlement of Executive, Executive's estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

          (d) Termination Compensation. In the event of a termination of this Agreement pursuant to Section 5(a)(i) hereof, Employer shall pay to Executive, within thirty (30) days of

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termination, an amount in one lump sum ("Termination Compensation") equal to 50%
of Executive's annual Base Compensation as of the effective date of such termination.

          6.   Covenants of Executive.

          (a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts Executive's acceptance of this Agreement and the performance of Executive's duties with Employer hereunder.

          (b) Non-Competition. In return for the performance of the management duties described in Section 1 hereof, during the Employment Term and for a period of one year thereafter in the event of the termination of this Agreement pursuant to the provisions of Sections 5(a)(ii) or 5(b) hereof, Executive shall not, directly or indirectly, in any capacity whatsoever, either on Executive's own behalf or on behalf of any other person or entity with whom he may be employed or associated, (i) own any interest in, participate or engage in the day-to-day supervision, management, development, marketing or operation of any senior, assisted living or semi-acute care facilities (the "Business") either located within seven (7) miles from any facility in which Employer has a direct or indirect interest as of the date of the termination of this Agreement or within seven (7) miles from any facility or development site which Employer is pursuing as of the date of the termination of this Agreement, or (ii) pursue any senior, assisted living or semi-acute facility or any development site therefor
(a) which Employer is pursuing as of the date of the termination of this Agreement, (b) with respect to which Employer has otherwise expressed an interest in pursuing prior to the date of the termination of this Agreement, or
(c) of which Executive became aware prior to the date of termination of this Agreement but which Executive did not present to Employer (unless, after the Employment Term, such facility or site is presented to Employer and Employer elects not to pursue such facility or site). The provisions of the immediately preceding sentence shall not apply in the event (1) a Change of Control (as defined in the Stock Incentive Plan) has occurred and (2) as a result of the Change of Control, Executive's duties and responsibilities have significantly changed or are significantly diminished and (3) Executive terminates this Agreement pursuant to the provisions of Section 5(b) hereof. Furthermore, for a period of two years after any applicable Section 5 termination event, Executive shall not, directly or indirectly, solicit, attempt to hire or hire any employee of Employer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

          (c) Non-Disclosure. During the Employment Term and for a period of two years after the expiration or termination of this Agreement for any reason, Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret (as hereinafter defined) of Employer, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form. For purposes of this Section 6(c), "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of

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efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by Executive during the course of Executive's service which could have been obtained by Executive from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

          (d) Return of Documents. Upon termination of Executive's services with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive's possession or under Executive's control.

          (e) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

          (f) Acknowledgment. Executive acknowledges that he may be directly and materially involved as a senior executive in certain important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other stockholders and the public from the unfair competition of Executive who, as a result of Executive's performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by Executive from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of Executive's services notwithstanding enforcement of the covenants contained herein.

     7. Prior Agreements. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by Executive shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

     9. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree

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to perform this Agreement in the same manner and to the same extent that
Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

     10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by courier or certified mail, postage or delivery charges prepaid, to the following addresses:

     (a)  if to Executive, to:

          Mark J. Iuppenlatz
          485 Clavey Lane
          Highland Park, IL 60035

     (b)  if to Employer, to:

          Brookdale Living Communities, Inc.
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: Chief Executive Officer

          With a copy to:

          Brookdale Living Communities, Inc.
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: General Counsel

          and to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL  60601
          Attn:  Wayne D. Boberg

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Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

     11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a "Contractual Provision") is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

     [14. Indemnification. Executive shall indemnify Employer for any and all consequential damages, costs and expenses resulting from any of Executive's acts or omissions that constitute bad faith, willful or intentional conduct intended to cause harm to Employer's business or reputation and that cause material harm to Employer's business or reputation. Executive also shall indemnify Employer for any and all consequential damages, costs and expenses resulting from Executive's acts of omission constituting reckless disregard of Executive's duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Executive's failure to so cure within thirty (30) days.]

     15. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

                           [signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    EMPLOYER:

                                    BROOKDALE LIVING COMMUNITIES, INC.

                                    By:   /s/ Mark J. Schulte
                                          ---------------------------------

                                    Title: President
                                          ---------------------------------

                                    /s/ Mark J. Iuppenlatz
                                    ---------------------------------------
                                    Mark J. Iuppenlatz

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